Exhibit 10.23

Strategic Opportunity REIT

LOCK-UP LETTER

2 November 2017

DBS Bank Ltd. (DBS)

12 Marina Boulevard

Marina Bay Financial Centre Tower 3

Singapore 018982

Merrill Lynch (Singapore) Pte. Ltd. (BAML)

50 Collyer Quay

#14-01, OUE Bayfront

Singapore 049321

Citigroup Global Markets Singapore Pte Ltd (Citi)

8 Marina View

#21-00 Asia Square Tower 1

Singapore 018960

Credit Suisse (Singapore) Limited (CS)

One Raffles Link

#03/#04-01 South Lobby

Singapore 039393

(DBS, BAML, Citi, and CS, the Joint Bookrunners and Underwriters)

Dear Sirs:

Keppel-KBS US REIT (“KORE”)

Offering of Units (as defined below) in the initial public offering by KORE (the Offering)

1.

KBS Strategic Opportunity Limited Partnership (KBS SOLP) represents and warrants that 100% of the total number of issued shares of KBS SOR Properties, LLC (KBS Properties) are indirectly owned by KBS SOLP through its ownership of 100% of the total number of issued shares of KBS SOR (BVI) Holdings, Ltd., which in turn owns 100% of the total number of issued shares of KBS Properties.

2.

KBS SOLP wishes to restrict its right to deal in the units in KORE (Units) in which it legally and/or beneficially, directly and/or indirectly, owns or will own as of the date hereof and on the Listing Date (as defined below) (the Lock-up Units), in accordance with the terms of this undertaking.

3.

In consideration of the Joint Bookrunners and Underwriters executing the underwriting agreement dated 2 November 2017 between the Joint Bookrunners and Underwriters, Keppel-KBS US REIT Management Pte. Ltd., as manager of KORE, KBS Pacific Advisors Pte. Ltd., Keppel Capital Holdings Pte. Ltd., GKP Holding LLC, KBS Properties and Keppel Capital Investment Holdings Pte. Ltd. in connection with the Offering, KBS SOLP undertakes to the Joint Bookrunners and Underwriters that it will not, subject to the exceptions set out in paragraph 5 below, during the period commencing from the date hereof until the date falling 6 months after the date of admission of KORE to the Official List of the SGX-ST (the Listing Date) (both dates inclusive) (the First Lock-up Period), directly or indirectly:

(a)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, hypothecate, grant security over, encumber or otherwise dispose of or transfer, any or all of its effective interest in the Lock-up Units (including any interests or securities convertible into or exercisable or exchangeable for any Lock-up Units or which carry rights to subscribe for or purchase any such Lock-up Units);

(b)

enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Units (including any securities convertible into or exercisable or exchangeable for any Lock-up Units or which carry rights to subscribe for or purchase any such Lock-up Units);

(c)	enter into any transaction (including a derivative transaction) or other arrangement with a similar economic effect to the foregoing sub-paragraph (a) or (b);

(d)

deposit any of its effective interest in the Lock-up Units (including any securities convertible into or exercisable or exchangeable for any Lock-up Units or which carry rights to subscribe for or purchase any such Lock-up Units) in any depository receipt facility;

(e)	enter into a transaction which is designed or which may reasonably be expected to result in any of the above; or

(f)	publicly announce any intention to do any of the above,

whether any such transaction described in sub-paragraphs (a) to (e) above is to be settled by delivery of such capital or securities, in cash or otherwise (whether or not such transaction will be completed within or after the First Lock-up Period or the Second Lock-up Period (as defined below) as applicable).

4.

KBS SOLP further undertakes to the Joint Bookrunners and Underwriters that the restrictions in paragraph 3 above will apply in respect of its effective interest in 50.0% of the Lock-up Units (adjusted for any bonus issue or subdivision) during the period commencing from the day immediately following the First Lock-up Period until the date falling 12 months after the Listing Date (the Second Lock-up Period).

5.	The restrictions in paragraphs 3 and 4 above do not apply to prohibit:

(a)

KBS SOLP from being able to create a charge over the Lock-up Units or otherwise grant of security over or creation of any encumbrance over the Lock-up Units, provided that such charge, security or encumbrance (i) cannot be enforced over any Lock-up Units during the First Lock-up Period, and (ii) can only be enforced with respect to 50.0% of the effective interest in the Lock-up Units during the Second Lock-up Period. The charge, security or encumbrance will only be created if the chargee (such as a bank or financial institution) agrees that the charge, security or encumbrance over the Lock-up Units cannot be enforced over 100.0% of the Lock-up Units during the First Lock-up Period and can only be enforced in relation to 50.0% of the effective interest in the Lock-up Units during the Second Lock-up Period;

(b)

KBS Properties from entering into the Unit Lending Agreement with the Joint Bookrunners and Underwriters or any sale or transfer of the Lock-up Units by KBS Properties pursuant to the exercise of the Over-Allotment Option, provided that the restrictions in paragraphs 3 and 4 above will apply to the Units returned to KBS Properties pursuant to the Unit Lending Agreement; and

(c)

KBS SOLP from being able to transfer the Lock-up Units to and between any direct or indirect wholly-owned subsidiaries of KBS SOR, provided that KBS SOR shall, during the First Lock-up Period, maintain a direct or indirect interest in 100.0% of the Lock-up Units and, during the Second Lock-up Period, maintain a direct or indirect interest in 50.0% of the Lock-up Units and KBS SOR has procured that such transferee subsidiaries have executed and delivered to the Joint Bookrunners and Underwriters undertakings to the effect that such transferee subsidiaries will comply with the restrictions in paragraphs 3 and 4 above so as to enable KBS SOLP to comply with the foregoing restrictions for the unexpired period of the First Lock-up Period and the Second Lock-up Period.

6.	If, for any reason, the Listing Date does not take place within six months of the date of the prospectus of KORE dated 2 November 2017 (the Prospectus), this undertaking shall be terminated.

7.

This undertaking and all matters arising from or connected with it are governed by, and shall be construed in accordance with, Singapore law. The courts of Singapore are to have jurisdiction to settle any disputes which may arise out of or in connection with this undertaking and accordingly any legal action or proceedings arising out of or in connection with this undertaking (Proceedings) may be brought in such courts. KBS SOLP irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Joint Bookrunners and Underwriters and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction. The taking of Proceedings in any other court of competent jurisdiction, or the taking of Proceedings in one or more jurisdictions, by any of the Joint Bookrunners and Underwriters shall not preclude the taking of Proceedings, by any of the Joint Bookrunners and Underwriters in any other jurisdiction (whether concurrently or not).

8.

KBS SOLP hereby irrevocably appoints KBS Pacific Advisors Pte. Ltd. of 60 Paya Lebar Road, #11-06, Paya Lebar Square, Singapore 409051 as agent to accept service of process in Singapore in any legal action or proceedings arising out of this undertaking, service upon whom will be deemed completed whether or not forwarded to or received by KBS SOLP. KBS SOLP will inform the Joint Bookrunners and Underwriters, in writing, of any change in the address of the process agent of KBS SOLP and such change in address will not be effective until such notice is received by the Joint Bookrunners and Underwriters. Such service will be deemed to be completed on delivery to the process agent (whether or not it is forwarded to and received by KBS SOLP). If such process agent ceases to be able to act as such or to have an address in Singapore, KBS SOLP irrevocably agrees to immediately appoint a new process agent in Singapore acceptable to the Joint Bookrunners and Underwriters and to deliver to the Joint Bookrunners and

Underwriters within 14 days a copy of a written acceptance of appointment by the process agent. Nothing in this undertaking will affect the right to serve process in any other manner permitted by law.

9.

This undertaking is given in favour of the Joint Bookrunners and Underwriters severally, and accordingly, may be enforced by any of the Joint Bookrunners and Underwriters without having to join the other party to such enforcement proceedings. Without prejudice to any other rights or remedies which the Joint Bookrunners and Underwriters may have, we acknowledge and agree that damages may not be an adequate remedy for any breach of this undertaking and the Joint Bookrunners and Underwriters shall be entitled to seek remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this undertaking.

10.	A person who is not a party to this undertaking shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term of this undertaking.

11.

This undertaking may be executed in any number of counterparts each of which when executed and delivered (whether in original or facsimile) shall be an original, but all the counterparts together shall constitute one and the same instrument.

12.	Capitalized terms used but not otherwise defined herein shall have the meaning given to those terms in the Prospectus.

For and behalf of

KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP

/s/ Jeffrey K. Waldvogel
Name: Jeffrey K. Waldvogel Title: Chief Financial Officer

Keppel-KBS US REIT – Lock-up (KBS SOLP)

Acknowledged and accepted:

For and on behalf of

DBS Bank Ltd.

/s/ Tan Jeh Wuan
Name: Tan Jeh Wuan Title: Managing Director and Head, Capital Markets-Singapore

Keppel-KBS US REIT – Lock-up (KBS SOLP)

For and on behalf of

Merrill Lynch (Singapore) Pte. Ltd.

/s/ Siah Geok Wah
Name: Siah Geok Wah Title: Managing Director

Keppel-KBS US REIT – Lock-up (KBS SOLP)

For and on behalf of

Citigroup Global Markets Singapore Pte Ltd

/s/ Jonathan Quek
Name: Jonathan Quek Title: Managing Director

Keppel-KBS US REIT – Lock-up (KBS SOLP)

For and on behalf of

Credit Suisse (Singapore) Limited

/s/ Felicity Chan
Name: Felicity Chan Title: Director

/s/ Adrian Yeo
Name: Adrian Yeo Title: Director General Counsel Division

Keppel-KBS US REIT – Lock-up (KBS SOLP)